Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Allied Esports Entertainment, Inc. on Form S-8 of our report dated May 26, 2022, with respect to our audits of the consolidated financial statements of Allied Esports Entertainment, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of Allied Esports Entertainment, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Melville, NY

October 12, 2022